Exhibit 99(g)(2)

TO

THE CUSTODIAN AGREEMENT

BETWEEN

GLOBAL X MANAGEMENT COMPANY, LLC

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of 11/6/2009

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 10/20/2008 “the Agreement”:

GLOBAL X FUNDS - GLOBAL X CHINA CONSUMER ETF

GLOBAL X FUNDS - GLOBAL X CHINA ENERGY ETF

GLOBAL X FUNDS - GLOBAL X CHINA FINANCIALS ETF

GLOBAL X FUNDS - GLOBAL X CHINA INDUSTRIALS ETF

GLOBAL X FUNDS - GLOBAL X CHINA TECHNOLOGY ETF

GLOBAL X FUNDS - GLOBAL X FTSE EGYPT 30 ETF

GLOBAL X FUNDS - GLOBAL X FTSE NORDIC 30 ETF

GLOBAL X/INTERBOLSA FTSE COLOMBIA 20 ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

GLOBAL X MANAGEMENT COMPANY, LLC

BY:
NAME:
TITLE:

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